Exhibit 99.1

The following is a transcript of the EFSC third quarter 2021 earnings conference call held on October 26, 2021.

Company:	Enterprise Financial Services Corp
Conference Title:	EFSC Earnings Conference Call
Moderator:	Jim Lally
Date:	Tuesday, 10/26/2021
Conference Time:	10:00 CT

Operator:    Good day and welcome to the EFSC earnings conference call. Today's conference is being recorded. At this time, I would like to turn the conference over to Jim Lally, president and CEO. Please go ahead, sir.

Jim Lally:    Well, thank you Todd. And good morning everyone. I welcome you to our 2021 third quarter earnings call. Joining me this morning is Keene Turner, our company's chief financial officer and chief operating officer, and Scott Goodman, president of Enterprise Bank and Trust. We sincerely appreciate you taking time to listen in. Before we begin, I would like to remind everyone on the call that a copy of the release and accompanying presentation can be found on our website and were furnished on SEC form 8-K yesterday. Please refer to slide two of the presentation titled Forward Looking Statements, and our most recent 10-K and 10-Q for reasons why actual results may vary from any forward looking statements that we may make this morning. Please turn to slide three for the financial highlights of the third quarter. Keene and Scott will provide much more details in their comments, but I wanted to call your attention to a few items at a very high level.

    The third quarter was another outstanding quarter for EFSC. Reported net income for the quarter and earnings per share were $13.9 million and 38 cents, respectively or $1.27 per share on an adjusted basis. That was on the very strong performance that we posted during the second quarter of $1.23. These results compare very, very favorably with our performance of the third quarter 2020, where we earned 68 cents per share. Included in our results this quarter was a $3.8 million impairment charge for the closure of five branch locations. Three of these locations are in California and were part of our acquisition plan for First Choice. The other two branches are in St. Louis, and we had other locations in close proximity. We continuously evaluate our operating structure and industry trends and make adjustments when necessary. The branch closures will be completed at the start of 2022 and we anticipate annual cost savings of approximately $2 million.

I'm extremely pleased with the strength, consistency, and diversification that these earnings represent. Digging a little deeper, you will see that we earn pre-provision net revenue of $56.1 million. This was a record for our company and produced PPNR return on average assets of 1.81% and adjusted ROTCE of 18.15% consistent to what we produced in the linked quarter and during the third quarter of 2020.

The third quarter saw continued growth in both loans and deposits. Although our organic loan growth does not match our second quarter performance, it did display the value of the intentionality that we have had in building a multi-faceted loan portfolio. Loan production from our C&I teams, our SBA business, and a few other specialty verticals, combated some headwinds that we saw in our CRE investor portfolio. The First Choice portfolio also positively contributed to the loan growth in the quarter, growing loans over $70 million from the date of the acquisition. With results from the Southern California region and our SBA specialty, we remain optimistic that these areas will continue to enhance our loan generation capabilities. Our focus on quality was exhibited through our stable yield on our loan portfolio and very solid credit statistics.

Total deposits grew to $10.8 billion. And with the addition of the commercially oriented deposit base that FCB brought us and the continued outstanding performance of our specialty deposit team, our DDA percentage to total deposits rose to 40%. This is a level that our company had never achieved.

The strength of these operating fundamentals supported an increase of our fourth quarter dividend by 5% to 20 cents. And the repurchase of approximately 470,000 shares of stock at an average price of $45.15 per share during the quarter.

    On last quarter's call, I commented that we had just closed on the FCB acquisition. So our third quarter results only include a partial quarter contribution from this acquisition. The Southern California market is now our second largest market and our progress there continues with our systems integration occurring this past week and our cultural integration ongoing. I'm happy to report that both have gone extremely well. With every visit to this market and time spent with our new partners, I am more confident now about what we can do in this very attractive market, amid ongoing economic expansion and ongoing market disruptions.

    Looking forward, our focus remains on flawless execution, organic loan growth and pipeline expansion remains a priority. We have great markets and businesses on which to build. We will leverage our position as a top 10 SBA 7A lender to continue to recruit and grow this business. We will continue to recruit in our higher growth markets and specialty businesses to continue the growth that you've seen over the last several quarters.

With our recent award of $60 million in New Markets Tax Credits, we will continue to grow our very attractive tax credit business. Amid all of this, we'll find ways to use the changing environment of how we work to our advantage to combat the workforce challenges that all businesses are facing. With that, I would like to turn the call over to Scott Goodman for much more details about our markets and our businesses. Scott.

Scott Goodman:    Thank you, Jim. And good morning everybody. I'll start with loan growth. Loan growth for the quarter, quarter over quarter, of $1.9 billion shown on slide five. It includes the addition of the FCB loan portfolio. Net of the FCB impact and excluding triple P, we posted Q3 organic loan growth of $111 million or 6% on an annualized basis.

Slides six and seven breakout the quarterly and the year to date changes by category and also provide some visibility on what's attributable to organic loan activity in existing markets versus the addition of the First Choice balances. And overall the specialized businesses are tracking very well, a steady production and solid growth. Within the geographic markets, there are some early signs that general C&I loan demand is starting to return, but net growth is still muted somewhat by continuing economic pressures and elevated payoffs on investor CRE. Within our specialized banking division, we posted strong loan growth in SBA and tax credit business lines with steady, albeit seasonally slower performance, in Life Insurance Premium and Sponsor Finance.

SBA continues to perform well, taking advantage of attractive SBA program enhancements to position our product competitively in the marketplace. And we are beginning to see some elevated payoff activity this quarter with conventional lenders generally stretching for growth. However, we have been able to overcome this so far through steady production, and once again, for the first nine months Enterprise Bank and Trust has placed in the top 10 SBA originators nationally in 2021. We're also actively expanding this business both through the addition of new talent and geographic markets.

    The tax credit loan portfolio continued its strong performance as well growing by a record $39 million in the quarter. As I've mentioned in prior reports, affordable housing programs have gained traction nationally in recent years with many states now initiating new programs or expanding their existing ones. And our team is well aligned with partners that are recognized as experts in this specialty, working with the states to establish the frameworks as well as to attract seasoned and qualified investors, developers and management companies. This pipeline remains robust and the growth outlook near term remains sound. Within our commercial geography, which are outlined on slide number eight, loan growth is somewhat mixed. St. Louis rebounded nicely in Q3 posting an increase of $36 million or roughly 6.8% annualized growth. The deeper C&I book in the St. Louis market benefited from the higher line usage on revolving lines and several large originations with new real estate and agricultural clients.

    The Arizona team continued its strong growth in 2021 posting another solid quarter. Over the past year, we have seen traction from the new talent that was added in this market growing by $127 million, or nearly 32%. As the fifth most populous city, Phoenix is routinely recognized as a high performer for job growth, GDP performance and personal income. And now having been in this market for 15 years and continuing to add experienced talent, we're very well positioned to take advantage of the economic momentum in this region.

With the reliance on CRE, a larger reliance, both Kansas City and New Mexico posted modest declines in the quarter, mainly due to the aforementioned headwinds on payoffs. However, production activity and near term pipelines, particularly in Kansas City, would point to a good volume of new opportunities that should be able to get us back on a growth trajectory here.

    As Jim mentioned, California now becomes our second largest market post FCB and a tremendous platform for additional growth. As we assess our opportunity, it's clear that many of the positive economic factors that we've seen in Phoenix are also present in Southern California. The competitive profiles vary somewhat in each of the Metro markets here, but in general, they're heavily concentrated amongst the national banks, which we tend to compete effectively against for that private business segment. The FCB team continues to produce new opportunities, even through the disruption of integration, adding loan growth of $72 million since the closing in July. I'm optimistic that these attributes will enable us to successfully execute our model over time in this region.

    Deposit balances rose $2.2 billion in the quarter with the addition of FCB accounting for $1.9 billion of the increase. Organic core deposits also grew by $346 million, most of which were DDA and transactional account types. New accounts continue to outpace closed accounts and at an average lower rate. Specialty deposit segments, which are outlined on slide nine, contributed roughly $270 million of this growth excluding First Choice, mainly across three primary verticals of community associations, commercial property management and third-party escrow. And since the onboarding of these business loans to the Seacoast merger last year, we have been able to expand existing relationships as well as add new clients, in part due to enhanced system integration capabilities developed by our team. Deposit focus continues to be on new relationships and on lower cost, sticky and well-diversified sources of funding.

Turning briefly to credit, we continue to experience stable performance in the legacy Enterprise loan portfolio year to date. Now, combined with the addition of a strong performing $1.9 billion FCB portfolio, the result is overall improved credit metrics in Q3. On a consolidated basis, total classified increased a modest $4 million to $104 million, but declined to 7% of capital from 9% of capital in the prior quarter. Total non-performing loans declined in the quarter to $41.5 million. And as a percentage of total loans fell from 58 to 46 basis points. Gross charge offs of $4.5 million in the quarter were largely related to a $2.5 million charge on a previously discussed and reserved for C&I loan.

    Also during the quarter, we were pleased to fully exit a defaulted hotel loan, which was previously written down and resulted in a recovery of nearly $1.5 million. Overall net charge offs of $1.85 million for the quarter, or eight basis points annualized, remained well-managed. And with that, I would like to hand things over to Keene Turner for detailed financial commentary. Keene.

Keene Turner:    Thanks, Scott. And good morning. This was obviously a busy quarter for us with closing First Choice acquisition, and a start to the fourth quarter with the systems integration. So I'm going to start my comments on slide 10 and it shows our earnings per share compared to the second quarter. And I'll run through the significant items. We reported net income of $14 million, and that includes the impact of merger expenses of around 31 cents per share. CECL double count of 51 cents per share, which is on the acquired First Choice loan portfolio and the charge on branch closures of 7 cents per share that Jim mentioned. We earned 38 cents per diluted share compared to $1.23 in the second quarter. We believe that the second and the third quarter EPS performance is relatively comparable and that would have been around $1.27 in both quarters. Most importantly, we're seeing that PPP contribution continue or begin to decline. And more importantly, we're replacing those earnings through growth and the benefits of M&A.

This level of EPS reflects a modest provision reversal on the legacy portfolio of 8 cents, as well as the still continued strong contribution from PPP forgiveness of around 13 cents. Nonetheless, our core fundamentals remain strong with an increase in overall operating revenue during the quarter, both excluding and certainly including the First Choice acquisition.

Turning to slide 11, net interest income was $97.3 million compared to $81.7 million in the second quarter, which is a $15.6 million increase. This includes $16.7 million from First Choice and partially offset by $2 million decrease in PPP income. Average earning assets increased $1.9 billion, mostly from First Choice, as well as organic growth.

    Deposit generation has continued to be successful, particularly in our specialty areas, as Scott noted, and the success of the positive generation in addition to general business conditions has resulted in continued cash build on the balance sheet and it's compressed margin modestly, which was around 10 basis points this quarter. We believe these deposits are a valuable long-term funding source and slide 12 further reflects these trends. We have steadily deployed excess liquidity into the investment portfolio over the last few quarters totaling around $240 million invested. We plan to continue investing approximately $30 million per month in the near term as we focus on growing net interest income dollars, however, we're balancing the desire to deploy our excess liquidity while not stretching for yield that would be detrimental when rates begin to rise both for purposes of tangible common equity and our asset sensitive balance sheet.

    As expected, First Choice was accretive to the margin adding 11 basis points sequentially. This was offset by the liquidity build and a lower yield principally due to support from income from PPP loans. The mix of deposits continue to improve with non-interest bearing now totaling over 40%. This helped drive costs of the deposits down to 11 basis points for the third quarter. We still have an asset sensitive balance sheet and we're well positioned to take advantage of higher interest rates in the future with approximately 63% of the loan portfolio invested in variable rate loans.

    On slides 12 and 13, we depict asset quality position at September 30th, which as Scott noted, improved during the quarter and continues to show an overall low level of non-performing loans and assets. That continued improvement in the macro economic forecast and stable credit performance resulted in a provision benefit of approximately $5 million in the third quarter. This was mitigated by the CECL day two double count on First Choice acquired loans of $24 million and another $1 million for unfunded loan commitments. As of September 30th, the allowance for credit losses totaled $152 million or 1.67% of total loans compared to 1.77% at the end of June. Contemplating the SBA guarantees, that's 1.94% at the end of the third quarter. A $31 million allowance for credit losses on the acquired First Choice loan portfolio represented approximately 1.6% of total loans, $7 million of which was recorded through purchase accounting on the PCD portfolio, which has purchase credit deteriorated. The provision benefit on the legacy Enterprise portfolio, combined with the allowance on the First Choice portfolio resulted in the overall decrease in the allowance coverage.

On slide 14, fee-based income grew $1.4 million. I'm sorry, on slide 15, fee-based income grew $1.4 million from Q2 levels as we reported $17.3 million in the third quarter, compared to $16.2 million in the second quarter led primarily by a partial quarter post-close of First Choice fee income. Tax credit services momentum from the second quarter continued into the third and help to mitigate the decline in other miscellaneous income. I'll mention that we're excited to see the SBA has ranked us again as one of the top 10 SBA 7A lenders in the nation for the fiscal year 2021. With the addition of First Choice and their SBA lending expertise, we expect solid SBA generation to continue. And with SBA loan premiums at attractive levels, it affords us the flexibility in the future to potentially use loan sales to further supplement our fee income.

    Turning to slide 16, excluding $14.7 million of merger costs, and $3.4 million of branch impairment charges, operating expenses were higher in Q3 at $58.8 million compared to $50.5 million in the second quarter. Most of the increase was a result of the partial quarter of post-close First Choice operating expenses, which were $7 million in third quarter with the remainder of the increase primarily driven by increase in compensation and benefits related to opportunistic hiring of targeted teams and continued investment in current associates. Other non-interest expense totaled $20.6 million in the third quarter, an increase of $1.7 million from the second quarter. And this increase was due partially to higher data processing and FDIC assessments related to the acquisition. Year to date other non-interest expenses totaled $55.8 million.

    The third quarter’s resulting core efficiency was 51.3 or roughly 60 basis point improvement from the second quarter. And for the fourth quarter, we expect to incur approximately $3 million of merger related costs as we complete the First Choice integration and the remainder of core systems conversion.

Slide 17, our capital metrics are demonstrated. We start with an 18% return on tangible common equity. That eight is a sequential, tangible book value per share increase of around 2%. This significant return of capital of $21 million in the third quarter was through share buy backs. And then we also announced a dividend increase for the fourth quarter. Of note, we previously announced too the pro forma tangible book value dilution of the First Choice acquisition was expected to be 2.7%, and based on the financial performance between announcement and legal close, and the final fair value adjustments to the closing balance sheet, the actual tangible book value dilution is only 1.8%, and that is expected to reduce our earn back under two years to 1.7 years.

    From a capital perspective, we expect to continue to opportunistically manage our capital position and based on our financial performance and low risk profile. And we have started the redemption of our $50 million subordinated debentures that was originally issued in 2016 and is callable on November 1st. We'll also continue executing on share repurchases to deploy excess capital and manage to an 8 to 9% tangible common equity ratio. We had a strong quarter across all fronts, and we're seeing the benefits of our recent acquisitions and driving growth and earnings momentum. We expect that this will remain our near term focus and that these efforts will help to differentiate us competitively for our shareholders. We appreciate you joining our call today, and we're now going to open the line for analyst questions.

Operator:    Thank you. If you would like to ask a question, please signal by pressing star one on your telephone keypad. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star one to ask a question. We'll take our first question from Jeff Rulis of D.A. Davidson.

Jeffrey Rulis:    Thanks. Good morning. First question would be on, I'm just trying to get re-centered on the expense base. I guess if you've got $58 million core in the fourth quarter, we're going to have First Choice for the full quarter, but you've got the conversion occurring. So just kind of near term kind how does that settle in and then capture of cost savings from there kind of high level, just kind of reorienting on timing there.

Keene Turner:    Yeah, this is Keene. I think what we said last quarter was first quarter of 2022 clean at right around $62.5 million give or take. And that essentially reflects fully phase in cost savings. I think that based on where we're running, as the expenses are coming in with First Choice, we're getting blending of cost savings as we go here. So I don't think they'll actually be a spike on recurring expenses between Q4 and Q1. I think that we're going to essentially be a modest increase and somewhere $62.5 for the fourth quarter, maybe even a little bit better with the core conversion here happening the first two weeks of October. So I think we're on track there. I know that's probably not as much that you wanted the number, but call it low sixties is probably a good number from a run rate perspective.

Jeffrey Rulis:    Okay. If I follow that right, you effectively said that earlier you thought $62.5 would be the number for the first quarter of 2022 as you kind of get savings a little earlier that may be the run rate starting in Q4. Is that -

Keene Turner:    Yeah. That's essentially what I said, better said.

Jeffrey Rulis:    Then kind of the jump off point from there is, I know you're making more investments with the legacy what is combined now, so it's kind of looking at 2022 and any expense growth rate and any kind of capture that versus in the, do you think you have additional branch consolidations? I know that that's sort of ongoing, it's always a key tenant to be mindful of expenses, but maybe just to narrow that down, I mean the overall expense growth rate in 2022, kind of the puts and takes, even if it's not a specific number would be helpful.

Keene Turner:    Sure. So I think that the branch rationalization here, the closing in the two locations in St. Louis, it's going to give us some headroom for mitigating things like some of the compensation and other pressures that we're seeing. And I'll say that, I think if you look at just the trends in 2021, I think we've done about six to 7% in salaries and wage increases throughout the year to help kind of mitigate maybe some of that headwind, but there is still a little bit to go. The way I tend to think of that and the timing of it is first quarter expenses, let's call it, let's say if they are at $62.5, those are usually pretty full with employer taxes and some of those items. And then I would generally hope that second quarter and third quarter, you can kind of keep those relatively modest or then maybe have some slight growth in Q3 and Q4. So to me, that would be a fairly successful run rate. What I would say with all the external factors specifically some tighter labor markets and then also just underlying organization materially increasing in size and scale and adding to teams and things like that.

Jeffrey Rulis:    Appreciate it, really helpful. And my other question is just on the loan growth. And similarly you talked about some of the trends in the quarter, maybe payoffs impacting net growth, but a bigger picture kind of looking at 2022. And maybe a question for Scott is just do you think that SBA platform is kind of fully operational? I know that it's a source of growth and you want to continue to grow that, but a hit going into 2022, the platforms in place that high single digit loan growth is doable for the year and any commentary on expectations on loan growth would be helpful.

Keene Turner:    Maybe I'll hit SBA and then Scott can maybe fill in on maybe some of the other pieces. So I think that in 2021 was essentially the highest level of production for Seacoast and inclusive of First Choice ever. And so I think to have two integrations and have that occur, the Testament to both teams or all three teams. And I think that our goal given the conditions would be to repeat that performance in 2022. To me, the only caveat from a net perspective is we are starting to see a little bit of an uptick in prepayments in that space. 2020 and 2021 were aided by historically low prepayments. I think you can see that in the sequential trend, in the third quarter here from a net perspective and then also the other caveat would be whether or not we feel like it's valuable to sell some of that production and bring gains near term into some of the weaker fee income quarters, call it, second quarter versus the longer term strategy of keeping those loans on the balance sheet.

    And so from an SBA loan perspective, I think that's what we're fighting against. So I think similar level of gross production and then net is probably going to be a little bit more muted next year, just with what I would think is a similar level of prepayments here in the third quarter, and a quarter isn't a trend. So when we come back for the fourth quarter, we may have a little bit more specific color on what that actual level is. But I think third quarter here was something like four to 5% prepayments, which is a little bit of an uptick from essentially nothing in the first, the last prior four quarters before that. And then, Scott, I’ll turn it to you for some color on the rest of the portfolio.

Scott Goodman:    Yeah, sure, Keene. I guess what I would add on SBA though, is there's opportunity to take that national model and continue to expand it. I think, we think the Southeast in particular is attractive. There are markets there and talent that can be recruited. And then also, a point on SBA, much of our competitive advantage there is on the operational backroom side, the ability to turn things around quickly. And I think there's opportunity to bring more SBA into our existing geographic markets as well. So, but on the overall maybe to hit the pipeline a little bit, generally it's solid. I think, one, the specialties have been less impacted by some of the external headwinds and Q4 tends to be a typical upswing for some of those businesses, like sponsor finance and life insurance premium. So I'm optimistic on continued performance there.

And then on the community banks, we can talk about some of the headwinds more if you want. I think they're pretty well documented in the industry, but we're adding commitments, they're just leading to less outstanding’s in the short-term, particularly on lines and construction loans. Just the process is slower from start to end on the sales funnel. But I will say, I think we see more construction projects coming back online that had been on hold. So I would expect maybe that activity to pick up. I think we're focusing on where we can really add value to investors who are repositioning commercial real estate properties. We tend to be a strong performer there because we can close quickly. And then C&I, we're starting to see an elevated need for some working capital as companies work through their liquidity and maybe look for potential CapEx on equipment and automation to help offset some of the labor issues that they're experiencing. So, I mean, I'm optimistic and hopefully that gives you a little bit a better idea of what the pipeline looks like.

Jeffrey Rulis:    Yep. I appreciate the color. Thank you.

Operator:    Thank you. Once again, if you would like to ask a question, please press star one. We'll take our next question from Andrew Liesch with Piper Sandler.

Andrew Liesch:    Hi, good morning, everyone. I think you mentioned some opportunistic hiring of targeted teams. Any more detail you can provide regarding what took place in the third quarter, like location or like specialty or a type of lending they typically engage in?

Keene Turner:    We'll pass that one to Scott. So I did mention that, but we'll let him talk about the team hires.

Scott Goodman:    Sure. Hi, Andrew. Well, I would go back to, recall last quarter I mentioned we just picked up a team in Las Vegas, a three person commercial team. So we continue to be focused on adding talent, I think, particularly to the more robustly growing economic markets. I mentioned SBA continuing to add talent there. We've recruited in Phoenix. I mentioned how the new talent we had there is helping us lift the loan growth there. We also did hire recently a small practice finance team, just a couple of people. And I would expect that I'll be talking about some of what they've added as we go through to future quarters. But I think it's just a good example of our understanding of how to provide a great environment for specialty teams that allows them to execute within their segment. And this is a team that's had deep experience going back 15, 20 years in this vertical. So, that's an opportunistic hire, but one that we've been working on for several years. And then I think we're actively looking to recruit in other markets as well, particularly ones, as Jim mentioned, that are disrupted potentially with management changes or acquisitions.

Andrew Liesch:    Got it. That's very helpful. Jim, just looking at capital here, even with the deal, the intangibles, the larger asset base, the capital ratios that are building and just giving your outlook sounds like that will continue to do so. And even though you've increased the dividend now another penny for the last three quarters that, I mean, just the outlook looks like, but the pay out ratio is still going to be well below where it was even a couple of years ago. So how should we look at the dividend versus buybacks? What's the capital deployment strategy here? Just seeing that it looks like it's going to rise pretty rapidly.

Jim Lally:    Yeah. I think all the options are on the table and obviously we'd prefer to keep moving into growth and then as it makes sense, we'll look at buybacks as well. And then to the extent that it makes sense to continue the uptick in the dividend, we'll do that as well. So I think we've shown over the last several years we've optimized the use of capital in all the right ways to really improve the company and we'll keep that front and center going forward.

Andrew Liesch:    Got it. All right. Thanks for taking the questions.

Jim Lally:    You bet.
Operator:    Thank you. We'll take our next question from Damon Delmonte with KBW.

Damon Demonte:    Hey, good morning guys. Hope everybody's doing well today. My first question is probably directed to Keene on the margin, the core margin and the outlook and some of the puts and takes there. Can you kind of just give us a little guidance with the First Choice deal in place and what you're thinking going forward?

Keene Turner:    Yes, Damon, I think every quarter I give margin commentary its assuming liquidity stays about the same level and we've continued to see it build, but I think for the fourth quarter row ex-PPP margin fundamentals are very stable. So we're seeing new loan production generally where the existing loan yield is. I actually expect that this quarter was maybe a little bit lower in contribution from some of the higher yielding segments, but I do expect that the addition of the First Choice team and having those originations come on not being marked in purchase accounting should also provide a slightly greater aid to maintaining that new loan yield. And then really on the funding side, then there's a basis point or two here and there, but there aren't any big levers. Even with the sub-debt redemption from an overall margin perspective, that's not going to be necessarily highly material. And then really we just continue to fight it on the investment portfolio side.

    So the investment portfolio activities that we're undertaking are obviously slightly detrimental to investment portfolio yield because the rates that are coming off and the absolute increase in investment is driving down that yield, but it is also helping to maintain margin because theoretically we're coming out of cash and it's adding some basis points to overall earning assets. So, with all of that said, I expect it to be reasonably stable, and really at the end of the day, some of it is going to be loan growth and composition that really drive it. So we've generally held up well from a margin perspective and I expect that to continue. And there were a couple bumps and aids early in 2021 and just legacy purchase accounting accretion that is out of the run rate here in the third quarter. And I don't expect that that that'll be something that we talk about materially moving forward. So all of those things, I think bode well for stable margin outlook, all else being equal.

Damon Demonte:    Got it. That's helpful. Thank you. And then just with regards to where the reserve is today and your outlook for provision going forward, you back out this day two CECL, so you had a negative provision this quarter, is it reasonable to think we could see something again like that next quarter?

Keene Turner:    Yeah. To me, where we sit in the environment we're operating in, as time passes, it generally looks less and less like there's going to be the loss content that that was provided for initially. And I think some of that's just a function of the magnitude of growth. So last quarter, the reversal was much more modest with more robust growth. This quarter growth was a little bit more muted and didn't absorb as much of that. So it is likely that a provision in either direction will be, I think, fairly muted, but it certainly does seem like modest releases, at least there's pressure on modest releases ex-significant or out-performance on loan growth for the, call it, next couple of quarters.

Damon Demonte:    Got it. Okay. Great. Thank you very much. Appreciate the commentary.

Keene Turner:    You're welcome. Thank you.

Operator:    Thank you. We'll take our next question from Brian Martin with Janney Montgomery.

Brian Martin:    Hey, good morning. Hey, just maybe starting with Keene or somebody, I guess, just on the fee income side, if you can just give a little bit of thought on just how we shape absent I know the seasonality in fourth quarter with the tax credits in Jim's earlier comments. Can you just give a little color on how you're thinking about - I appreciate the breakdown, can you give a little bit more breakdown on the other sections of the income, but how we should think about that maybe over the next couple of quarters here?

Keene Turner:    Yep. Brian, I generally think that when you look at the fee income trend, I expect tax credit is going to be up a call it somewhere between 10 and 20% sequentially from third to fourth quarter. And then if you look at the third quarter results here, the other fees were, it was one of the lower quarters. So I would expect with some of the items that we tend to have falling in our favor either private equity distributions, or CDE income that it's likely that fourth quarter is going to have some level of that, a penny or something like that, maybe two. And then when I look at 2022 obviously we lose some interchange in the second half of the year, but I generally think that from where we are, we can still grow the fee income call it mid-single digit using the tax credit as the primary driver of growth. And just some of the layering in from First Choice that we expect to get. And then there's opportunities for upside, both in the tax credit business, which we've expand we continue to expand into new states or states that are coming back online. Missouri's an example of that, as well as, and I signaled this, whether we want to use some modest gains from SBA to help aid that make our, what is fairly lumpy income, a little bit more predictable, particularly on the fee line. So we'll owe you that when we come back on the next call, cause I'm not sure we've particularly, on the SBA side, crossed that particular bridge, but hopefully that gives you some flavor as to how we're thinking about trying to solve for 2022 and the overall trends.

Brian Martin:    Yeah, no, that's helpful. I appreciate it. And maybe just a couple other housekeeping ones. Just on the PPP, the timing of kind of the forgiveness and the recognition of the remaining fees, how are you thinking about that?

Keene Turner:    So if you'd asked me six weeks ago, I would have told you that it was fast and furious and I would have expected it to come in fairly shortly. Quarter to date in the fourth quarter here, we've really seen that abate quite a bit, and so I don't have a great answer for you on that. It's declining, obviously, the opportunity is declining, but I really don't have a great sense for if there's going to be another push here in the fourth quarter to get a bunch of these off the books or not.

Brian Martin:    Okay. In the contribution this quarter of First Choice to the net interest income, roughly how much was it? You talked about trying to grow the dollars of NII with some of the bond stuff. It's just trying to think about where the NII lands in fourth quarter, kind of full quarter of inclusive of them.

Keene Turner:    Brian, I'm grabbing that. I know there's a chart here and I know I said it. My apologies. I think it's -

Brian Martin:    If not, I can follow up online.

Keene Turner:    Yeah. I think it's $19 million, but for the life of me, I don't have that page in front of me here.

Brian Martin:    Okay. That's okay. I'll follow up online or circle back. And then just the last one was maybe for Scott or Jim, just on the opportunistic hiring you guys talked about versus kind of now that you've got this deal is closed, but not yet integrated, just how we think about the potential for M&A versus organic growth, just hiring if one of them is more likely in the near term. It sounds like there's a lot of opportunities you're seeing particularly on the hiring front.

Jim Lally:    Yeah. Let me start with that. So I think there is a lot of opportunity. I think there is, as you know, Brian, there's a lot of disruption, especially in the Southern California market. So, I think there's some incredible opportunities there. The other thing too is I think even though we have been in Phoenix for many years, I think our brands growing well there such that it's a platform that seasoned successful bankers can do well. And then even back in the Midwest, we're seeing good opportunities, both in St. Louis and Kansas City. As you know, there is turnover within the industry and we're getting our fair share of looks there. And then amid the specialty, Scott mentioned it, it's about lift out of teams and other experts there that we’re in constant conversations and just trying to find the right cultural fits as well as entities and people that can plug into the ecosystem that we currently have.

Brian Martin:    Got you. And just how are you thinking about M&A today? I guess, is that still kind of, I won't say looking at opportunistically, but until you get this one integrated, maybe a little bit less likely.

Jim Lally:    So, for us, it's not event driven, it's a process. So we got a lot on our plates. So we have to make sure that what we've done over the last 18 to 24 months is integrated well. So that's number one focus. But our job at the top is to continually speak to, seek out, find avenues to continue to improve our business. And M&A is a tool we use effectively. So certainly it's part of what we do daily, but we have to really provide some time now to let what we've purchased integrate well.

Brian Martin:    Got you. Makes sense. Okay. Thank you for taking the questions.

Jim Lally:    Thank you.

Operator:    Thank you. Once again, if you would like to ask a question, please press star one. And at this time, I show no further questions in queue. I'd like to turn the call back to Jim Lally for any closing remarks.

Jim Lally:    Thank you, Todd, and thank you all for joining us today and for your interest in our company. And we sincerely appreciate it and have a great day.

Operator:    This concludes today's call. Thank you for your participation. You may now disconnect.

13